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                                      FORM 8-A


                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549


                 FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                          SECURITIES EXCHANGE ACT OF 1934


                                 LABOR READY, INC.
               (Exact name of registrant as specified in its charter)


                WASHINGTON                                91-1287341
 (State of incorporation or organization)  (I.R.S. Employer Identification No.)


                               1016 SOUTH 28TH STREET
                              TACOMA, WASHINGTON 98409
                                   (253) 383-9101
                      (Address of principal executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:

   Title of each class                        Name of each exchange on which
   to be so registered:                       each class is to be registered:
------------------------------------         -----------------------------------

   Common Stock, without par value           New York Stock Exchange
   Preferred Stock Purchase Rights           New York Stock Exchange


If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1), please check the following box. / /

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registrations statement under the Securities Act of 1933 pursuant to General Instruction A (c)(2), please check the following box. / /

Securities to be registered pursuant to Section 12(g) of the Act:  None

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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     COMMON STOCK

     Holders of common stock, without par value (the "Common Stock"), of Labor Ready, Inc. (the "Company") are entitled to one vote per share on all matters submitted to a vote of the shareholders and have no cumulative voting rights. Holders of Common Stock are not entitled to preemptive, subscription, conversion, redemption or sinking fund rights. Holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the preferences that may be applicable to any then outstanding class or series of preferred stock of the Company. Distribution of dividends to the holders of Common Stock may be made only after accrued dividends on all shares of preferred stock have been paid or declared and set aside for payment. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference to any then outstanding preferred stock.

     PREFERRED STOCK PURCHASE RIGHTS

     The contents of Item 5, Other Events, in the registrant's Current Report on Form 8-K (File No. 0-23828) filed January 16, 1998, containing a description of the registrant's Preferred Stock Purchase Rights to be registered, and any subsequent report filed with the Commission by the Company under the Securities Exchange Act of 1934, as amended, which describes the rights and terms of the Preferred Stock Purchase Rights, are hereby incorporated by reference.


ITEM 2.  EXHIBITS

List below all exhibits filed as part of this registration statement:  None.

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                                     SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                   LABOR READY, INC.



                                   By   /s/ Glenn A. Welstad
                                     ------------------------------------
                                   Glenn A. Welstad
                                   Chairman, Chief Executive Officer
                                   and President

Dated:  October 6, 1998

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                                   EXHIBIT INDEX


Exhibit No.              Description
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There are no exhibits required to be filed with this registration statement.